EXHIBIT 99.1

Tuesday Morning Corporation Announces First Quarter Fiscal 2016 Results

DALLAS, Oct. 29, 2015 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (NASDAQ:TUES), a leading off-price retailer with over 750 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced financial results for the first quarter ended September 30, 2015.

Net sales were $202.3 million for the first quarter, slightly higher than the prior year period and the company ended the first quarter with a store count of 757, a decrease of 44 stores year over year. Comparable store sales increased 3.6%. Operating loss for the first quarter was $6.0 million. Diluted loss per share of $0.14 was consistent with the prior year period.

Steve Becker, Executive Chairman, stated, "Our first quarter performance reflects continued progress against our strategic initiatives. We have significant potential for improvement across all areas of the business, an established strategy and demonstrated progress towards our goals, as well as a strong team executing our initiatives. We are accelerating the pace of certain key investments such as our store relocation program which continues to have exciting results. We are investing in the completion of our Phoenix distribution center which will drive meaningful savings and significantly improve our ability to efficiently serve our stores.  We are also testing multiple marketing initiatives.  While these investments will impact operating margins in the near-term, we believe they are vital steps to unlock the full potential of the business and Tuesday Morning will emerge from this transformation as a far more productive, competitive and profitable retailer."

First Quarter 2016 Financial Highlights include the following:

  Net sales were $202.3 million, compared to $202.2 million for the first quarter of fiscal 2015. The Company's sales comparison to the prior year is impacted by the net closure of 44 stores since the end of the first quarter of the prior fiscal year. Comparable store sales increased 3.6% compared to the same period a year ago, and were comprised of a 5.6% increase in customer transactions and a 1.9% decrease in average ticket. Sales at the 34 stores relocated during the past 12 months increased approximately 56% on average for the first quarter of fiscal 2016 as compared to the prior year quarter and contributed 200 basis points to the comparable store sales increase of 3.6%.

  The Company's operating loss for the first quarter of fiscal 2016 was $6.0 million, compared to an operating loss of $5.8 million in the first quarter of fiscal 2015.

First Quarter 2016 Results of Operations

For the first quarter of fiscal 2016, Tuesday Morning reported gross profit of $72.7 million and gross margin of 35.9% compared to $71.9 million of gross profit and gross margin of 35.6% in the first quarter of fiscal 2015. This increase was primarily due to improved initial mark-up, partially offset by an increase in markdowns. Selling, general and administrative expenses (SG&A) increased 1.2% to $78.6 million, compared to $77.7 million in the same period last year. This increase was driven primarily by costs for our new Phoenix distribution center, increased store rent and occupancy related costs, along with higher legal and professional fees, partially offset by reduced store labor, lower advertising costs, and favorable share based compensation expense in the quarter as compared to the same period in the prior year. As a percent of net sales, SG&A was 38.9% for the first quarter of fiscal 2016 compared to 38.4% in the same period last year. Our net loss was $6.1 million, or $0.14 per share, in the first quarter of fiscal 2016 compared to a net loss of $6.2 million, or $0.14 per share, in the first quarter of fiscal 2015.

The Company ended the first quarter of fiscal 2016 with $23.3 million in cash and cash equivalents, with no borrowings under its line of credit. Inventories at the end of the first quarter of fiscal 2016 were $269.6 million compared to $264.2 million at the end of the first quarter of fiscal 2015, up $5.4 million or 2.0%. The Company's inventory turnover for the trailing five quarters is 2.5 turns, consistent with our prior year period trailing five quarter turnover.

Outlook

The Company currently expects the Phoenix distribution center to be operational in the first half of fiscal 2017. In fiscal 2016, the Company expects to incur annual expenses related to the Phoenix distribution center to be in the range of $6 million to $8 million. Given this, as well as an expected acceleration in pace of store relocations in fiscal 2016, the Company currently expects FY16 total capital expenditure to be approximately $46 million, up from the previously provided range of $40-$45 million.

About Tuesday Morning

Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise – never seconds or irregulars – at prices generally below those of department and specialty stores, catalogues and online retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 750 stores in 41 states. More information and a list of store locations may be found on our website at www.tuesdaymorning.com.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review first quarter fiscal 2016 financial results today, October 29, 2015, at 3:30 p.m. Central Time. The call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters. A live webcast of the conference call will be available in the Investor Relations section of the Company's website at www.tuesdaymorning.com, or you may dial into the conference call at 1-877-312-5376 (no access code required) approximately ten minutes prior to the start of the call. A replay of the webcast will be accessible through the Company's website for 90 days. A replay of the conference call will be available from 6:30 p.m., Central time, Thursday, October 29, 2015 through 11:59 p.m., Central time, Saturday, October 31, 2015 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 58687290.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our current expectations, plans, strategies and goals and our current beliefs concerning future business conditions, our future results of operations, our future financial position, and our current business outlook or state other "forward-looking" information. Forward-looking statements in this press release include, but are not limited to, statements of management's current plans and expectations in this press release.

Reference is hereby made to the Company's filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2015, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events include, but are not limited to, the following: our ability to successfully implement our long-term business strategy; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for off-price merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances profitably; loss of or disruption in our centralized distribution center; loss or departure of one or more members of our senior management or other key management employees; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating or expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; the success of our marketing, advertising and promotional efforts; our ability to attract, train and retain quality associates in appropriate numbers, including key associates and management; seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies; our ability to protect the security of information about our business and our customers, suppliers, business partners and employees; our ability to comply with existing, changing, and new government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, weather, natural disasters and other events; and our ability to manage the negative effects of inventory shrinkage. The Company's filings with the SEC are available at the SEC's web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events. Investors are cautioned not to place undue reliance on any forward-looking statements.

Tuesday Morning Corporation
Consolidated Statements of Operations
(In thousands, except per share data)
	Three Months Ended
	September 30,
	2015	2014
	(unaudited)

Net sales	$ 202,328	$ 202,208
Cost of sales	129,654	130,274
Gross profit	72,674	71,934

Selling, general and administrative expenses	78,630	77,689

Operating loss	(5,956)	(5,755)

Other income (expense):
Interest expense	(434)	(364)
Other income (expense), net	185	(35)
Other expense, net	(249)	(399)

Loss before income taxes	(6,205)	(6,154)

Income tax (benefit)/provision	(65)	76

Net loss	$ (6,140)	$ (6,230)

Loss Per Share
Net loss per common share:
Basic	$ (0.14)	$ (0.14)
Diluted	$ (0.14)	$ (0.14)

Weighted average number of common shares:
Basic	43,638	43,324
Diluted	43,638	43,324

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	September 30,	September 30,	June 30,
	2015	2014	2015
	(unaudited)	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$ 23,284	$ 8,537	$ 44,788
Inventories	269,563	264,222	209,984
Prepaid expenses	8,207	6,805	6,978
Deferred income taxes	--	42	--
Other current assets	530	1,276	823
Total Current Assets	301,584	280,882	262,573

Property and equipment, net	74,140	64,497	70,447

Other long-term assets:
Deferred financing costs	1,499	1,267	871
Other assets	758	735	984
Deferred income tax - non-current	1,030	--	1,030

Total Assets	$ 379,011	$ 347,381	$ 335,905

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 120,512	$ 108,666	$ 74,242
Accrued liabilities	39,231	37,150	36,914
Deferred income taxes	1,030	--	1,030
Total Current Liabilities	160,773	145,816	112,186

Deferred rent	3,667	2,257	3,072
Income tax payable - non-current	339	607	358
Deferred income tax	--	42	--
Total Liabilities	164,779	148,722	115,616

Stockholders' equity	214,232	198,659	220,289
Total Liabilities and Stockholders' Equity	$ 379,011	$ 347,381	$ 335,905

Tuesday Morning Corporation (continued)

Consolidated Statements of Cash Flows
(in thousands)
	Three Months Ended
	September 30,
	2015	2014
	(unaudited)
Net cash flows from operating activities:
Net loss	$ (6,140)	$ (6,230)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,652	3,059
Amortization of financing fees	238	149
(Gain)/loss on disposal of assets	(3)	259
Share-based compensation	63	1,211
Net change in operating assets and liabilities	(8,783)	(37,947)

Net cash used in operating activities	(10,973)	(39,499)

Net cash flows from investing activities:
Proceeds from sale of assets	35	--
Capital expenditures	(9,840)	(1,876)

Net cash used in investing activities	(9,805)	(1,876)

Net cash flows from financing activities:
Payments of financing fees	(726)	--
Proceeds from the exercise of employee stock options	--	226

Net cash (used in)/provided by financing activities	(726)	226

Net decrease in cash and cash equivalents	(21,504)	(41,149)

Cash and cash equivalents, beginning of period	44,788	49,686

Cash and cash equivalents, end of period	$ 23,284	$ 8,537
CONTACT: INVESTOR RELATIONS:
         Farah Soi / Caitlin Morahan
         ICR
         203-682-8200
         Farah.Soi@icrinc.com
         Caitlin.Morahan@icrinc.com

         MEDIA:
         Jennifer Sanders
         PERRY STREET COMMUNICATIONS
         214-965-9955
         JSanders@perryst.com